Exhibit 12

               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

                SCHEDULE SETTING FORTH THE COMPUTATION OF RATIOS
                    OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                      (Amounts in thousands, except ratios)

                                                                      YEAR ENDED DECEMBER 31,
                                              1997            1996            1995            1994            1993
                                            --------        --------        --------        --------        --------
Earnings:

 Income (loss) from continuing
  operations (including dividends
  from less-than-50%-owned
  affiliates) before income taxes,
  equity in earnings of affiliates
  and others, cumulative effect on
  prior years of change in
  accounting principle, and minority
  interests........................         $ 10,290       $ (10,539)       $  9,524        $  9,659        $  4,784

 Fixed charges.....................            9,396          14,286          13,169          17,149          21,387
                                            --------        --------        --------        --------        --------

   Earnings........................         $ 19,686        $  3,747        $ 22,693        $ 26,808        $ 26,171
                                            ========        ========        ========        ========        ========

Fixed Charges:

 Interest..........................         $  9,263        $ 14,081        $ 12,921        $ 16,234        $ 20,176

 Amortization of debenture
  expenses.........................              133             205             248             915           1,211
                                            --------        --------        --------        --------        --------

 Fixed charges.....................         $  9,396        $ 14,286        $ 13,169        $ 17,149        $ 21,387
                                            ========        ========        ========        ========        ========

Ratio of earnings to fixed charges            2.10:1           .26:1          1.72:1          1.56:1          1.22:1
                                            ========        ========        ========        ========        ========


                                      E-18